Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

I hereby consent to the references to William M. Cobb & Associates, Inc., a subsidiary of Hass and Cobb Petroleum Consultants, LLC, and Haas and Cobb Petroleum Consultants, LLC, in this Registration Statement on Form S-8 for EON Resources Inc. and to the use of information from, and the inclusion of, the report dated March 17, 2025 with respect to the estimates of proved reserves, future production and income as of December 31, 2024, and December 31, 2023 attributable to the interest of EON Resources Inc. and subsidiary LH Operating, LLC in certain oil and gas properties in this this Registration Statement on Form S-8.

/s/ Thad Toups
Thad Toups
President, Hass and Cobb Petroleum Consultants, LLC
Texas Registered Firm # F-26129

William M. Cobb & Associates, Inc., a subsidiary of Hass and Cobb Petroleum Consultants., LLC
Texas Registered Engineering Firm # F-84
May 9, 2025